                                                     THE B.F.GOODRICH COMPANY
                                    EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                  Three months ended March 31,
                                                                 -----------------------------
                                                                     1995            1994
                                                                 ------------    -------------
                                                                     (Dollars in millions,
                                                                    except per share amounts)
PRIMARY EARNINGS PER SHARE:

  Number of Shares:
  Average number of shares outstanding                            25,797,609       25,642,310
  Effect of dilutive stock options                                    32,616           14,173
                                                                 ------------    -------------
  Total average number of common and common
    equivalent shares outstanding                                 25,830,225       25,656,483
                                                                 ============    =============

  Income:
  Net income                                                    $       17.6              4.9
  Dividends on preferred stocks                                         (1.9)            (2.0)
                                                                 ------------    -------------
  Net income applicable to Common Stock                         $       15.7     $        2.9
                                                                 ============    =============

  Net income per share                                          $       0.61     $       0.11
                                                                 ============    =============


FULLY DILUTED EARNINGS PER SHARE:

  Number of Shares:
  Average number of common shares
    outstanding from above                                        25,797,609       25,642,310
  Effect of dilutive stock options -
    based on the treasury method using
    last day's market price, if higher
    than average market price                                         34,785           19,562
  Average number of shares of Common
    Stock issuable if Convertible preferred
    Stock was converted                                                    - (A)            - (A)
                                                                 ------------    -------------
  Total average number of common and common
    equivalent shares outstanding                                 25,832,394       25,661,872
                                                                 ============    =============

  Income:
  Net income                                                    $       17.6    $         4.9
  Dividends on Preferred Stocks                                         (1.9)            (2.0)
  Restore dividend on Convertible
    Preferred Stock                                                        - (A)            - (A)
                                                                 ------------    -------------
  Net income applicable to Common Stock                         $       15.7    $         2.9
                                                                 ============    =============


Net income per share                                            $       0.61    $        0.11
                                                                 ============    =============

(A)  Anti-Dilutive